Certificate of Amendment to the Certificate of Trust

of

Praxis Mutual Funds

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Praxis Mutual Funds (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:	The name of the statutory trust is Praxis Mutual Funds (the “Trust”).

SECOND:	The Trust’s Certificate is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST: The name of the statutory trust is Praxis Funds (the “Trust”).”

THIRD:	This Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 18th day of February, 2025.

By:	/s/ Jeffrey K. Landis
Jeffrey K. Landis, Esq.
Trustee

Praxis Mutual Funds

1110 North Main Street

Goshen, Indiana 46528